SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
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Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                  EMBREX, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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     1)  Title of each class of securities to which transaction applies:   N/A
                                                                        --------
     2)  Aggregate number of securities to which transaction applies:    N/A
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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction: N/A
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( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                                 EMBREX, INC.
                                1035 Swabia Court
                          Durham, North Carolina 27703

                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   ----------------------------------------
                          TO BE HELD ON MAY 18, 2000


TO SHAREHOLDERS:

     You are cordially invited to attend the Annual Meeting of Shareholders of Embrex, Inc. (the "Company") which will be held on Thursday, May 18, 2000, at 9:00 a.m., local time, at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, for the following purposes:

     (1) To elect a Board of Directors of the Company for the ensuing year.

     (2) To approve an amendment to the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan which would increase the maximum number of shares of Common Stock available for issuance pursuant to such Plan.

     (3) To approve an amendment to the Company's Amended and Restated Employee Stock Purchase Plan which would increase the maximum number of shares of Common Stock available for purchase pursuant to such Plan.

     (4) To ratify the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2000.

     (5) To transact such other business as may properly come before the Annual Meeting or any adjournments of the meeting.

     Shareholders of record at the close of business on March 20, 2000, are entitled to notice of and to vote at the Annual Meeting and any adjournment, postponement or continuation of the meeting.

     IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                        By Order of the Board of Directors


                                        /s/ Don T. Seaquist
                                        -------------------
                                        Don T. Seaquist
                                        Secretary

Durham, North Carolina
April 13, 2000

                                 EMBREX, INC.
                                1035 Swabia Court
                         Durham, North Carolina 27703

                               ----------------
                                 PROXY STATEMENT
                               ----------------
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 2000

                         SOLICITATION AND VOTING RIGHTS

     This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 13, 2000, in connection with the solicitation of proxies by the Board of Directors of Embrex, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on May 18, 2000, at 9:00 a.m., local time, and at any adjournment, postponement or continuation of the meeting. All expenses incurred in connection with this solicitation, including postage, printing, handling, and the actual expenses incurred by custodians, nominees, and fiduciaries in forwarding proxy material to beneficial owners, will be paid by the Company. In addition to solicitation by mail, certain officers, directors, and employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. Corporate Election Services has been engaged by the Company to tabulate the proxy voting. In addition, Beacon Hill Partners, Inc. will solicit delinquent proxies or request resubmission of proxies which are received by the Company unsigned or improperly completed. The aggregate fees to be paid to Corporate Election Services and Beacon Hill Partners, Inc. are not expected to exceed $20,000.

     The purposes of the Annual Meeting are to: (1) elect seven nominees to the Board of Directors; (2) approve an amendment to the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan which would increase the maximum number of shares of Common Stock available for issuance pursuant to such Plan; (3) approve an amendment to the Company's Amended and Restated Employee Stock Purchase Plan which would increase the maximum number of shares of Common Stock available for purchase pursuant to such Plan; (4) ratify the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2000; and (5) act upon such other matters as may properly come before the Annual Meeting or any adjournments of the meeting. The Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting or any adjournment of the meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by: filing with the Secretary of the Company written notice of revocation, provided such notice is actually received prior to the vote of shareholders; duly executing and filing a subsequent proxy with the Secretary of the Company before the vote of shareholders; or attending the Annual Meeting and voting in person. If the accompanying proxy card is properly signed and returned, the proxy and the shares of the Company represented by the proxy will be voted in the manner directed in the proxy card. If no direction is made, the proxy and such shares will be voted FOR the proposals set forth in the accompanying proxy card and described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournments of the meeting, the accompanying proxy card will confer discretionary authority to vote and the proxyholders named in the proxy card will vote on any such matters in their discretion.

     The Board of Directors has fixed the close of business on March 20, 2000 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments of the meeting. As of the close of business on February 25, 2000, there were 8,006,361 shares of Common Stock of the Company outstanding and entitled to vote. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share held. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting will constitute a quorum.

          SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information, as of February 25, 2000, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director and nominee for director, each executive officer named in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group. Except as indicated in the footnotes to this table, each of the persons named in the table has sole voting and investment power with respect to the shares beneficially owned by such person. The address of the directors, nominees and executive officers is the Company's address.

                                                                     SHARES
                                                                  BENEFICIALLY       PERCENT
NAME                                                                OWNED (1)        OF CLASS
----                                                                ---------        --------
Randall L. Marcuson ..........................................       246,431(2)      3.1%
C. Daniel Blackshear .........................................        27,900(3)        *
Lester M. Crawford, DVM, Ph.D. ...............................        32,500(4)        *
Peter J. Holzer ..............................................        62,300(5)        *
Kenneth N. May, Ph.D. ........................................        45,000(6)        *
Arthur M. Pappas .............................................        63,550(7)        *
Walter V. Smiley .............................................        38,000(8)        *
Don T. Seaquist ..............................................        55,970(9)        *
David M. Baines, Ph.D. .......................................        63,668(10)       *
Brian V. Cosgriff ............................................        51,118(11)       *
Catherine A. Ricks, Ph.D. ....................................        87,982(12)     1.1%
Brian C. Hrudka ..............................................         1,429           *
All Directors and Executive Officers as a Group (12 Persons) .       942,127(13)    11.8%

---------
     * Less than one percent

   (1) The shares of Common Stock and voting rights owned by each person or by all directors and executive officers as a group, and the shares included in the total number of shares of Common Stock outstanding used to determine the percentage of shares of Common Stock owned by each person and such group, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

   (2) Includes 166,070 shares of Common Stock subject to exercisable options, 4,991 shares of Common Stock owned jointly by Mr. Marcuson and his children and 75,370 shares owned by Mr. Marcuson.

   (3) Includes 15,400 shares of Common Stock and 12,500 shares of Common Stock subject to exercisable options.

   (4) Includes 1,000 shares of Common Stock and 31,500 shares of Common Stock subject to exercisable options.

   (5) Includes 35,000 shares of Common Stock owned by Mr. Holzer, 14,800 shares of Common Stock owned by Mr. Holzer's spouse, and 12,500 shares of Common Stock subject to exercisable options.

   (6) Includes 30,000 shares of Common Stock subject to exercisable options and 15,000 shares held jointly with Dr. May's spouse.

   (7) Includes 36,300 shares of Common Stock and 27,250 shares of Common Stock subject to exercisable options.

   (8) Includes 10,000 shares of Common Stock owned by Smiley Family Limited Partnership, of which Mr. Smiley is a limited partner, 8,000 shares owned by the Campbell Family Children's Trust, of which Mr. Smiley is a Trustee, 10,000 shares directly owned by Mr. Smiley and 10,000 shares subject to exercisable options.

   (9) Includes 21,595 shares of Common Stock and 34,375 shares of Common Stock subject to exercisable options.

   (10) Includes 8,193 shares of Common Stock owned by Dr. Baines and 55,475 shares of Common Stock subject to exercisable options.

   (11) Includes 8,901 shares of Common Stock owned by Mr. Cosgriff, 42,000 shares of Common Stock subject to exercisable options and 217 shares of Common Stock owned jointly by Mr. Cosgriff and his children.

(12) Includes 19,707 shares of Common Stock owned by Dr. Ricks, 68,175 shares of Common Stock subject to exercisable options and 100 shares of Common Stock owned by Dr. Ricks' spouse. Dr. Ricks disclaims beneficial ownership of the shares held by her spouse.

(13) Includes 489,845 shares of Common Stock subject to exercisable options.


     In addition, the following table sets forth certain information as to each person known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock as of February 25, 2000.

                                     SHARES
NAME AND ADDRESS                   BENEFICIALLY      PERCENT
OF BENEFICIAL OWNER                    OWNED         OF CLASS
-------------------                    -----         --------
Mohamed Abdulmohsin Al Kharafi        629,500(1)        7.9%
 & Sons W.L.L.
 P.O. Box 886 Safat
 13009 Safat Kuwait

Palo Alto Investors, Inc.,            977,100(2)       12.2%
 William Leland Edwards
 and Micro Cap Partners, L.P.
 470 University Avenue
 Palo Alto, CA 94301

---------
(1) Based on information obtained from a Schedule 13D filed by Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. ("Kharafi") with the Securities and Exchange Commission dated May 15, 1996. Kharafi indicated in the Schedule 13D that it holds the Company's Common Stock as an equity investment.

(2) Based on information obtained from a Schedule 13G amendment filed by Palo Alto Investors, Inc., William Leland Edwards and Micro Cap Partners, L.P. with the Securities and Exchange Commission on February 28, 2000. Palo Alto Investors, Inc. and Mr. Edwards share voting and dispositive power over 977,100 shares and Mr. Edwards has sole voting and dispositive power over 32,400 shares. Micro Cap Partners, L.P. has shared voting and dispositive power over 515,400 shares. Mr. Edwards is the controlling shareholder of Palo Alto Investors, Inc., a California corporation that is a registered investment adviser under section 203 of the Investment Advisers Act of 1940. Micro Cap Partners, L.P. is an investment limited partnership of which Palo Alto Investors, Inc. is the general partner.

                                   MANAGEMENT

     The executive officers of the Company are as follows:

 NAME                       AGE                  POSITION WITH COMPANY
 ----                       ---                  ---------------------
Randall L. Marcuson          51     President, Chief Executive Officer and Director
Don T. Seaquist              51     Vice President, Finance and Administration
David M. Baines, Ph.D.       52     Vice President, Global Marketing and Sales
Brian V. Cosgriff            47     Vice President, Sales and Marketing
Catherine A. Ricks, Ph.D.    53     Vice President, Research and Development
Brian C. Hrudka              42     Vice President, Global Commercial Development

     RANDALL L. MARCUSON joined the Company in 1990 as President and Chief Executive Officer and a director. Prior to coming to the Company, Mr. Marcuson was Vice President, Animal Health Products for the International Agricultural Division of American Cyanamid. Mr. Marcuson joined American Cyanamid in 1984 after 10 years of domestic and international marketing experience with Monsanto Agricultural Products Company. Mr. Marcuson holds a B.A. degree in international relations from the University of Kansas.

     DON T. SEAQUIST joined the Company in 1996 as Vice President, Finance and Administration. Prior to joining the Company, Mr. Seaquist was Vice President and Treasurer of Greyhound Lines, Inc. from February 1990 to January 1995. Previously, Mr. Seaquist was Managing Director of Trinity Litchfield Group, an investment firm, Vice President and Treasurer of Horsehead Industries, an international manufacturing company, and Manager of International Corporate Finance for United Technologies Corporation. Mr. Seaquist holds a B.S.B.A. in Management from Georgetown University and an MBA in Finance and Marketing from Columbia University.

     DAVID M. BAINES, PH.D. was appointed Vice President, Global Marketing and Sales in July 1999. Dr. Baines has been a Vice President of Embrex, Inc. since 1995 and joined the Company in 1993 as Managing Director of Embrex Europe Limited and served in this capacity until 1999. Prior to this, Dr. Baines served as a consultant to the Company. Before his affiliation with Embrex, Dr. Baines had a 23-year career with Rhone Merieux, a subsidiary of Rhone-Poulenc. Dr. Baines served as Chief Executive of Rhone Merieux's United Kingdom animal health subsidiary, and before that as General Manager of its operations in New Zealand. Dr. Baines began his career as a development and senior research scientist for Rhone Merieux, and holds a B.Sc. degree in Zoology from Reading University and a Ph.D. degree in Entomology from London University.

     BRIAN V. COSGRIFF joined the Company in 1995 as Vice President, Sales and Marketing. Prior to joining the Company, Mr. Cosgriff was with SmithKline Beecham for approximately nine years, where he served in various capacities, including Director of Strategic Product Development for that firm's Animal Health business, Director of Business Development and Planning in the United States, and as Sales Director in Australia. Mr. Cosgriff has also worked for Monsanto Australia, Ltd. and Merck Sharp & Dohme, New Zealand. Mr. Cosgriff holds a B.S. degree in biology and economics from the University of Canterbury, Christchurch, New Zealand and an advanced degree in marketing from the University of New South Wales in Sydney, Australia.

     CATHERINE A. RICKS, PH.D. joined the Company in 1989 as Vice President, Research and Development. Prior to joining the Company, Dr. Ricks was Manager of Animal Industry Discovery and Biotechnology for American Cyanamid. During her 10 years with American Cyanamid she managed a variety of research programs directed at increasing livestock productivity. She holds a B.S. in botany and an M.S. in plant physiology from London University, London, England, and a Ph.D. in dairy science from Michigan State University, and is an Adjunct Professor in poultry science at North Carolina State University.

     BRIAN C. HRUDKA joined the Company in 1999 as Vice President, Global Commercial Development. Prior to joining the Company, Mr. Hrudka was with Novartis in the United States for approximately nine years, where he served in various capacities, including Vice President, Operations and Chief Financial Officer & Director of Business Development for the Animal Health Division, and as Brand Manager for the Plant Genetics Division for Ciba-Geigy, Inc., the predecessor company to Novartis prior to the merger of Ciba-Geigy and Sandoz. He also worked at Ciba-Geigy Global Headquarters in Basel, Switzerland for three years. He worked for King Agro Inc. in a variety of sales and managerial positions. Mr. Hrudka holds both a B.S. degree in Biochemistry and an MBA from the University of Western Ontario.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     Pursuant to the authority granted by the Company's Bylaws, the Board of Directors of the Company has established the number constituting the Board of Directors for the ensuing year to be seven. The proxies cannot be voted for a greater number of persons than the number of nominees named, and any seat not filled at the Annual Meeting may be filled as a vacancy by the Board of Directors. Each of the nominees currently serves as a director of the Company. The nominees for election as directors are named and certain other information is provided below:

                                                                                 FIRST YEAR
NAME                                  POSITION WITH COMPANY           AGE     ELECTED DIRECTOR
----                                  ---------------------           ---     ----------------
Randall L. Marcuson                   President, Chief Executive      51           1990
                                        Officer, and Director
C. Daniel Blackshear(2)               Director                        56           1998
Lester M. Crawford, DVM, Ph.D.(2)     Director                        62           1993
Peter J. Holzer(2)                    Chairman of the Board of        54           1998
                                        Directors
Kenneth N. May, Ph.D.(1)              Director                        69           1989
Arthur M. Pappas (1)                  Director                        52           1995
Walter V. Smiley (1)                  Director                        62           1999

---------
(1) Member of the Compensation Committee of the Board.

(2) Member of the Audit Committee of the Board.

     RANDALL L. MARCUSON'S biographical information is included under MANAGEMENT in this Proxy Statement.

     C. DANIEL BLACKSHEAR has served as a director of the Company since 1998. Mr. Blackshear has been President and CEO of Carolina Turkeys since 1994. Carolina Turkeys is the fifth largest turkey producer in the U.S. From 1982 to 1994, Mr. Blackshear was Senior Vice President, Food Division, of Cuddy Farms, Inc., responsible for operation of this vertically integrated operation. From 1971 to 1982, he served in a number of managerial positions at Pillsbury Farms, Country Pride Foods and ConAgra Poultry. Early in his career, he worked as Quality Assurance Director and Food Scientists Section Manager at Gold Kist, Inc. Mr. Blackshear holds both a B.S. degree in Agriculture as a poultry major and a M.S. degree in Food Science and Management from the University of Georgia. He is a past President of both the North Carolina Turkey Federation and the North Carolina Poultry Federation. He is former Director of the American Meat Institute and currently is a director of the National Turkey Federation.

     LESTER M. CRAWFORD, DVM, PH.D. has served as a director of the Company since 1993. Dr. Crawford is a Director of the Center for Food and Nutrition Policy at Georgetown University. Previously, he was Executive Director for the Association of American Veterinary Medical Colleges, Executive Vice President for Scientific Affairs of the National Food Processors Association, and Administrator of the Food Safety and Inspection Service, U.S. Department of Agriculture (USDA). Prior to joining the USDA, Dr. Crawford served as Director of the Center for Veterinary Medicine, Food and Drug Administration and in various positions at the University of Georgia, including Head, Department of Physiology-Pharmacology. Very early in his career he worked in research and development for American Cyanamid and in private veterinary practice. Presently, he serves on the Expert Advisory Panel on Food Safety of the World Health Organization, the Committee on Scientific Freedom and Responsibility of the American Association for the Advancement of Science, the Board of Directors at the Food and Drug Law Institute, and the Science Advisory Board of the Institute of Food Technologists. Dr. Crawford holds a Doctorate of Veterinary Medicine degree from Auburn University, a Ph.D. in Pharmacology from the University of Georgia and received an honorary doctorate from Budapest University in 1987.

     PETER J. HOLZER became a director of the Company in May 1998 and Chairman of the Board in 2000. Since 1996, Mr. Holzer has been an Advisory Director of AMT Capital Management, LLC, a New York-based strategic consulting and financial advisory firm focused on the financial services industry. At AMT Capital, Mr. Holzer participates in strategic consulting and financial advisory engagements. From 1967 to 1996, he served in a number of managerial capacities at The Chase Manhattan Corporation, most recently as Executive Vice President and Director, Strategic Planning and Development from 1990 to 1996. In this role, he was a member of the senior management team responsible for determining strategic direction as well as managing internal corporate development. From 1987 to 1990, he was Senior Vice President and Sector Executive, International Individual Banking, responsible for all of Chase's international private banking and consumer banking businesses. Prior positions at Chase included Vice President and General Manager in Switzerland, Vice President and General Manager in Singapore, as well as responsibilities for credit training and management of the bank's European petroleum division. Currently, Mr. Holzer also serves on the board of the privately owned Columbia Analytical Services, an environmental testing laboratory company, and as a trustee of Big Brothers/Big Sisters, New York, NY. He holds a B.A. degree in International Affairs from Princeton University and an MBA from Stanford University.

     KENNETH N. MAY, PH.D. has served as a director of the Company since 1989. Dr. May retired in August 1989 as Chairman, Chief Executive Officer and a director of Holly Farms Foods, Inc., completing 19 years with that company. Dr. May began his career with Holly Farms as Director of Research and Quality Assurance and subsequently became Vice President of that function. Prior to joining Holly Farms, Dr. May held positions as Professor of Poultry Science at Mississippi State University and the University of Georgia. He holds B.S. and M.S. degrees in poultry science from Louisiana State University and a Ph.D. in food technology from Purdue University. He also holds an honorary doctorate of agriculture from Purdue University. Dr. May also is a director of Alcide Corporation. Dr. May has been active in the Poultry and Egg Institute, the Poultry Science Association, and the National Chicken Council and has served on various committees for the USDA.

     ARTHUR M. PAPPAS has served as a director of the Company since 1995. Mr. Pappas is Chairman and Chief Executive Officer of A. M. Pappas & Associates, LLC, an international consulting, investment and venture company that works with life science companies, products and related technologies. Prior to founding A. M. Pappas & Associates, LLC in 1994, Mr. Pappas was a director on the main board of Glaxo Holdings plc with executive responsibilities for operations in Asia Pacific, Latin America and Canada. In this capacity, Mr. Pappas was Chairman and Chief Executive of Glaxo Far East (Pte) Ltd. and Glaxo Latin America Inc., as well as Chairman of Glaxo Canada Inc. He has held various senior executive positions with Abbott Laboratories International Ltd., Merrell Dow Pharmaceuticals and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of publicly-traded Quintiles Transnational Corp., a contract research, sales and marketing organization; Valentis Inc., a gene therapy research company; and KeraVision, Inc., a company developing products for reversible vision correction surgery. He is also a director of privately-held AtheroGenics Inc. and ArgoMed, Inc. Mr. Pappas received a B.S. degree in Biology from Ohio State University and an M.B.A. in Finance from Xavier University.

     WALTER V. SMILEY has served as director of the Company since 1999. Since 1989, Mr. Smiley has been the owner and President of Smiley Investment Company, a venture capital firm based in Little Rock, Arkansas. From 1983 through 1998, Mr. Smiley served as a director of Acxiom Corporation, a company which provides data delivery and information integration management for customers in the United States and the United Kingdom. He served from 1968 until 1989 as Chairman of the Board and Chief Executive Officer of Systematics, Inc., a predecessor of ALLTEL Data Services Corporation, an Arkansas-based company which provides data processing services to financial institutions throughout the United States and abroad. Mr. Smiley also serves as Chairman of the Board of Directors of Southern Development Banc Corp. He holds an M.B.A. and a B.S. in industrial management from the University of Arkansas.

     The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or refusal or inability of any nominee to serve, it is the intention of the proxyholders named in the accompanying proxy card to vote for the election of such other person or persons as the proxyholders determine in their discretion. In no circumstance will the proxy be voted for more than seven nominees. Properly signed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

     Under North Carolina law and the Company's Bylaws, directors are elected by a plurality of the votes cast by the holders of the Common Stock of the Company at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) will not be included in determining which nominees receive the highest number of votes. All directors hold office until the next Annual Meeting of the Company's shareholders and until the election and qualification of their successors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES.

DIRECTOR ATTENDANCE AND BOARD COMMITTEES

     During the last fiscal year, the Board of Directors met 16 times. Each person that served as a director during the 1999 fiscal year attended 75% or more of the aggregate of the Board meetings and committee meetings (held during the period for which the director was in office) of the Board of which the director was a member.

     The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The members of these committees are identified in the table above.

     The Audit Committee is responsible for reviewing the scope, results and effectiveness of the Company's internal accounting controls and the audits by the Company's independent public accountants. Also, the Audit Committee recommends to the Board the engagement of independent auditors. During 1999, the Audit Committee held 3 meetings.

     The Compensation Committee recommends to the Board of Directors compensation arrangements for certain employees and directors and is responsible for the administration of certain of the Company's compensation plans. Specifically, the Compensation Committee administers the Company's incentive and nonstatutory stock option plans and employee stock purchase plan. During 1999, the Compensation Committee held 4 meetings.

     The Company does not have a nominating committee of the Board of Directors. The Board performs the functions that might be performed by such a committee.

COMPENSATION OF DIRECTORS

     During 1999, non-officer directors received a $10,000 annual retainer, payable $2,500 each calendar quarter, and $1,000 per Board of Directors or committee meeting attended, plus expenses. During 1999, the non-officer Chairman of the Board received an $18,000 annual retainer, payable $4,500 each calendar quarter, and $1,000 per Board of Directors or committee meeting attended, plus expenses. No compensation is paid for committee meetings held on the same day as or on days contiguous to the date of a Board of Directors meeting. Non-officer directors also are eligible to receive nonstatutory stock option grants pursuant to the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan. During 1999, each non-officer director of the Company also received options to purchase 5,000 shares of Common Stock at an exercise price of $5.125.

                             EXECUTIVE COMPENSATION

     The following tables set forth a summary of compensation earned by or paid to the Company's Chief Executive Officer and the next four most highly compensated executive officers of the Company who served in such capacities on December 31, 1999, for services rendered during the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE

     NAME AND                                     ANNUAL                      LONG TERM COMPENSATION
PRINCIPAL POSITION                          COMPENSATION (1)(2)           SECURITIES UNDERLYING OPTIONS (#)
-----------------------------------   --------------------------------   ----------------------------------
                                       YEAR       SALARY      BONUS(3)
                                      ------   -----------   ---------
 Randall L. Marcuson                  1999     $260,000      $60,000                   20,000
 President and Chief                  1998     $240,000      $50,000                   24,000
  Executive Officer                   1997     $210,000         -0-                    35,000

 Don T. Seaquist                      1999     $164,000      $30,000                   10,000
 Vice President, Finance              1998     $155,000      $27,400                   12,000
  and Administration                  1997     $137,000         -0-                     3,000

 David M. Baines, Ph.D.               1999     $168,000      $13,000                   12,000
 Vice President, Global Marketing     1998     $144,450         -0-                    12,000
  and Sales                           1997     $114,918         -0-                    12,000

 Brian V. Cosgriff                    1999     $155,000      $29,000                   12,000
 Vice President, Sales and            1998     $145,000      $32,876                   13,000
  Marketing                           1997     $131,500         -0-                    10,000

 Catherine A. Ricks, Ph.D.            1999     $150,000      $21,000                   10,000
 Vice President, Research             1998     $143,000      $26,600                   12,000
  and Development                     1997     $133,000         -0-                    12,500

---------
(1) No executive officer of the Company received any personal benefits other than those benefits available to all employees through participation in employee benefit plans.

(2) Includes compensation that has been deferred under the Company's 401(k) Retirement Savings Plan.

(3) These incentive compensation payments consist of cash and stock; see "Report of the Compensation Committee of the Board of Directors."

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth stock options granted by the Company to the named executive officers in the past fiscal year. No stock appreciation rights were granted. The table also sets forth the hypothetical potential realizable values that would exist for the options at the end of their ten-year terms, at assumed rates of stock price appreciation of 5% and 10%. The actual value of the options will depend on the market value of the Company's Common Stock. No gain to the option holders is possible without an increase in the stock price, which will benefit all shareholders proportionately. These potential realizable values, based on 5% and 10% appreciation rates prescribed by the Securities and Exchange Commission, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF
                                                                                                     STOCK PRICE
                                                                                                   APPRECIATION FOR
                                                     INDIVIDUAL GRANTS                               OPTION TERM
                               -------------------------------------------------------------   ------------------------
                                                    PERCENT OF
                                  NUMBER OF            TOTAL
                                  SECURITIES          OPTIONS
                                  UNDERLYING          GRANTED         EXERCISE     EXERCISE
                                   OPTIONS         TO EMPLOYEES      PRICE PER     PRICE PER
NAME                               GRANTED        IN FISCAL YEAR       SHARE         SHARE       5% ($)       10% ($)
----------------------------   ---------------   ----------------   -----------   ----------   ----------   -----------
 Randall L. Marcuson            20,000(1)              5.88%          $ 5.125       1/14/09     $ 64,462     $163,358
 Don T. Seaquist                10,000(1)              2.94%          $ 5.125       1/14/09     $ 32,231     $ 81,679
 David M. Baines, Ph.D.         12,000(1)              3.53%          $ 5.125       1/14/09     $ 38,677     $ 98,015
 Brian V. Cosgriff              12,000(1)              3.53%          $ 5.125       1/14/09     $ 38,677     $ 98,015
 Catherine A. Ricks, Ph.D.      10,000(1)              2.94%          $ 5.125       1/14/09     $ 32,231     $ 81,679

   Total potential stock price appreciation from January 14, 1999 to January 14,
   2009 for all shareholders at assumed rates of stock price appreciation (2)                   $312,895     $792,932

---------
(1) The options granted are incentive stock options and non-qualified stock options and become exercisable 25% per year commencing one year from the date of grant and are fully exercisable four years from the date of grant. Payment of the exercise price must be in cash, or at the discretion of the Compensation Committee, in capital stock of the Company, by a note bearing interest and payable in installments, or by any other lawful means. Generally, the options granted must be exercised within 10 years from the date of grant, but must be exercised within three months after termination of the option holder's employment (for reasons other than disability or death) and within one year after the option holder's disability or death. These stock options include a provision that would accelerate the vesting of the options upon a "change in control" of the Company.

(2) Based on price of $5.125 on January 14, 1999, and a total of 7,926,092 shares of Common Stock outstanding.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION VALUES (1)

                                                                       NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                  SHARES                              UNDERLYING UNEXERCISED         "IN-THE-MONEY" OPTIONS AT
                                ACQUIRED ON          VALUE          OPTIONS AT FISCAL YEAR-END            FISCAL YEAR-END
NAME                           EXERCISE (#)     REALIZED ($)(1)      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE (2)
---------------------------   --------------   -----------------   ----------------------------   ------------------------------
Randall L. Marcuson              30,000        $213,750                 183,395 / 55,500               $964,539 / $277,063
Don T. Seaquist                     0                 0                  28,125 / 28,375               $128,250 / $145,875
David M. Baines, Ph.D.              0                 0                  46,350 / 27,250               $212,219 / $140,094
Brian V. Cosgriff                   0                 0                  33,250 / 26,750               $158,719 / $139,281
Catherine A. Ricks, Ph.D.        15,000        $105,000                  59,550 / 25,250               $315,200 / $128,844

---------
(1) The value realized is calculated by subtracting the exercise price from the closing market price of the shares acquired on the date of exercise.

(2) Options are "In-the-Money" if the fair market value of the underlying securities exceeds the exercise price of the options. The value of the options is calculated by subtracting the exercise price from $10.75, the closing market price of the underlying Common Stock as of December 31, 1999.

EMPLOYMENT AGREEMENTS

     All employees of the Company, including the executive officers named in the above tables, have entered into employment agreements with the Company. Each employment agreement provides for merit-based salary increases at the Board of Directors' sole discretion and includes confidentiality and non-competition provisions, as well as an ownership provision in the Company's favor for techniques, discoveries and inventions arising during the term of employment. Each employment agreement provides that the named executive officer serves at the pleasure of the Company and does not state a term of employment. Each agreement also provides that if the Company terminates the officer's employment without cause, the officer will be entitled to receive an amount ranging from one to one and one-half times the officer's annual compensation.

     Each of the executive officers of the Company has entered into a Change in Control Severance Agreement with the Company. Each of these agreements provides that after a change in control of the Company, the officer will be entitled to receive certain payments and benefits, including a payment equal to 2.9 times the officer's annual compensation, if within two years the Company terminates the officer's employment for reasons other than cause, disability or death, or if the employee terminates his employment for good reason, for example, a change in the employee's position, responsibilities, or salary. Also under such circumstances, all stock options held by such officers immediately vest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the report forms that were filed and written representations from executive officers and directors, the Company believes that during 1999 all
Section 16 filing requirements applicable to its executive officers and directors were complied with, except that the following filing requirements were not complied with, which in each case was inadvertent: one required report for Catherine A. Ricks for one transaction which occurred in August, and one required report for Randall L. Marcuson for one transaction which occurred in November. Each of the foregoing transactions were reported late on Form 5s for the year ended December 31, 1999.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

GENERAL

     The Compensation Committee (the "Committee") reviews and makes recommendations to the full Board of Directors regarding the overall compensation structure and program of the Company including employee benefit and stock option plans. The Committee serves also as the Stock Option Committee and approves (or recommends to the full Board of Directors at its discretion) the grant of stock options from the Company's various stock option plans. The Committee is composed entirely of non-officer and non-employee directors.

EXECUTIVE COMPENSATION

     The Company's policy is to pay its executives and other employees at rates competitive with the national or local markets in which it must recruit to enable the Company to maintain a highly competent and productive staff. The Company competes for management personnel with many larger and more profitable companies.

     Compensation of executives consists of the same components as the compensation of other Company employees: monthly salary, company paid fringe benefits (consisting principally of group health and other insurance), incentive compensation, and stock options. Executives are paid salaries within a range established for their position. Salary ranges for executive positions are established using the same process as for other positions and job levels within the Company, i.e., by systematically evaluating the position and assigning a salary range based on comparisons with pay scales for similar positions in reasonably comparable companies using regional and national salary surveys. Companies included in these salary surveys will vary and are not necessarily the same as the companies used for purposes of the performance graph included in this Proxy Statement. Presently, incentive compensation payments and stock option awards are the principal means for rewarding executives for good performance.

     Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. Adjustments to executive salaries other than the Chief Executive Officer ("CEO") are recommended to the Committee by the CEO based on an executive's performance during the preceding year, the executive's salary relative to the salary range for the position, and the competitive situation. That performance is measured based on the executive's success in achieving goals established at the beginning of the year. Where achievement of these goals cannot readily be measured objectively, the Committee will exercise its subjective judgment in determining the degree to which goals are achieved. Corporate performance also is considered by the Committee, although it is not determinative of executive compensation because corporate performance is best measured over longer periods of time.

     Incentive compensation payments (bonus payments) to executives are generally made annually along with incentive compensation payments to other employees. Incentive compensation payments other than the CEO are recommended to the Committee by the CEO based on an executive's performance during the preceding year. The performance is measured based on the executive's success in achieving goals established in the beginning of the year and on corporate performance. Incentive compensation payments are made to executives in the following manner: 50% of the payment is awarded in the form of shares of the Company's Common Stock and 50% is awarded in the form of cash. This method of payment is intended to increase executive ownership of the Company's Common Stock while providing sufficient cash to withhold taxes on the entire cash/stock compensation.

CEO COMPENSATION

     The CEO's compensation is recommended by the Committee to the full Board of Directors based on the Committee's knowledge of the level appropriate to enable the Company to remain competitive and retain top management.

     In addition, the compensation of Mr. Randall L. Marcuson, President and Chief Executive Officer, has been and is based on the Committee's subjective assessment of his progress toward achieving Company objectives of profitability, developing the Inovoject(R) egg injection system and other products, commercial introduction of those products to the global poultry industry, establishing a commercial presence in international markets, overall organizational development, and enhancing long term shareholder value. In reaching this year's recommendation, particular weight was given to the fact that the Company had increased its number of Inovoject(R) system placements, commenced global expansion into Asia and Latin America, and increased revenues and net income.

     The incentive compensation payment to Mr. Marcuson is made in the following manner: 67% of the payment is awarded in the form of shares of the Company's Common Stock and 33% is awarded in the form of cash. Like other executives, this method of payment is intended to increase Mr. Marcuson's ownership of the Company's Common Stock while providing sufficient cash to withhold taxes on the entire cash/stock compensation.

STOCK OPTION GRANTS

     Stock options are intended to enhance the long term proprietary interest in the Company on the part of employees and others who can contribute to the Company's overall success and to increase the value of the Company to its shareholders.

     Generally all employees of the Company are eligible to receive annual stock option grants. Guidelines are established for ranges of option grants based on the salary ranges of various position levels within the Company. Guideline ranges for stock option grants increase relative to cash compensation as position levels increase, since the Committee believes that employees at higher levels in the organization have a greater opportunity to influence and contribute to shareholder value. The Committee may decide to award stock options greater than the guideline amounts or more frequently than annually, if it believes the recipient has made an exceptional contribution to the Company's progress.

     Stock options are also awarded upon hiring employees to fill certain senior positions in the Company. The size of those awards are determined based on the guidelines for annual awards for the position to be occupied by the new employee and the competitive situation.

     The process for determining amounts of stock option awards is based on the same criteria as those used for determining adjustments to cash compensation, although success in achieving performance goals is weighed more heavily in determining stock option awards.

POLICY WITH RESPECT TO $1 MILLION DEDUCTION LIMIT

     All compensation that the Company has paid to its executive officers has been deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. That section imposes a $1 million limit on the U.S. corporate income tax deduction a publicly-held company may claim for compensation paid to its executive officers. An exception to this limitation is available for "performance-based" compensation. Compensation received as a result of the exercise of stock options may be considered performance-based compensation if certain requirements of Section 162(m) are satisfied. In the event that the Committee considers approving compensation in the future that would exceed the $1 million threshhold, the Committee will consider what actions, if any, should be taken to make such compensation deductible.

   This report is submitted by the following members of the Compensation Committee of the Board of Directors:


                             Kenneth N. May, Ph.D.
                                Arthur M. Pappas
                                Walter V. Smiley

                      COMPARISON OF CUMULATIVE TOTAL RETURN

     The following graph compares the cumulative total shareholder return on the Company's Common Stock over the five-year period ended December 31, 1999, with the cumulative total return for the same period on the Nasdaq Composite
(US) Index, the Wilshire MicroCap Index and a peer group selected by the Company on a line-of-business basis (the "Peer Group"), in accordance with Regulation S-K under the Securities Act of 1933. The Peer Group is based on companies identified as bio/veterinary by BioCentury Publications Inc. in its yearly report, "BioCentury, The Bernstein Report on BioBusiness" (the "Bernstein Report"). The individual companies identified in the Bernstein Report may change from year to year. In the graph below, the Peer Group consists of the following 10 companies identified in this year's Bernstein
Report: Bionova Holding Corp., Draxis Health, Inc., Ecogen Inc., Ecoscience Corp., Energy Biosystems Inc., Envirogen Inc., Heska Corp., Idexx Labs Inc., ImmuCell Corp., and Polydex Pharmaceuticals, Ltd. The following companies in the 1999 Peer Group were removed from the Bernstein Report: Cantab Pharmaceuticals, plc., CytRx Corp., and Epitope, Inc. DNAP Holding Corp. changed its name to Bionova Holding Corp. and remains in the Peer Group. Heska Corp. and Polydex Pharmaceuticals, Ltd. were added to the Peer Group during 1999. The graph assumes that at the beginning of the period indicated $100 was invested in the Company's Common Stock and the stock of the companies comprising the Nasdaq Composite (US) Index, the Wilshire MicroCap Index and the Peer Group, and that all dividends, if any, were reinvested.

[BAR CHART APPEARS HERE]

COMPARISON OF CUMULATIVE TOTAL RETURN
                                12/31/94     12/31/95     12/31/96     12/31/97     12/31/98     12/31/99
---------------------------------------------------------------------------------------------------------
EMBREX, INC.                    $100.00       $95.92      $106.12       $86.73       $81.63      $175.51
---------------------------------------------------------------------------------------------------------
PEER GROUP                      $100.00      $121.91       $87.34       $63.29       $38.56       $53.30
---------------------------------------------------------------------------------------------------------
NASDAQ COMPOSITE (US)           $100.00      $140.85      $173.24      $211.55      $296.37      $551.10
---------------------------------------------------------------------------------------------------------
WILSHIRE MICROCAP INDEX         $100.00      $133.92      $117.01      $124.16       $92.60      $140.84
---------------------------------------------------------------------------------------------------------

     PROPOSAL 2: AMENDMENT TO AMENDED AND RESTATED INCENTIVE STOCK OPTION
                       AND NONSTATUTORY STOCK OPTION PLAN

GENERAL

     On March 16, 2000, the Board of Directors of the Company approved, subject to shareholder approval, an amendment to the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan (the "Plan") to increase the number of shares of Common Stock that may be issued under the Plan. The Board of Directors recommends that the shareholders approve the proposed amendment to the Plan, which increases the maximum number of shares of Common Stock that may be issued under the Plan from 1,900,000 to 2,600,000. The proposed amendment would not change any other terms of the Plan.

REASONS FOR APPROVAL

     The Board of Directors desires to amend the Plan in order to ensure the availability of an adequate number of shares of Common Stock to allow the Plan to continue. As of February 25, 2000, 1,535,511 shares had been issued or reserved for issuance pursuant to options previously granted under the Plan. Outstanding options granted under the Plan are included in the descriptions of options under "EXECUTIVE COMPENSATION" in this Proxy Statement.

     The Plan is designed to secure for the Company and its shareholders the benefits arising from capital stock ownership by employees of the Company and other participants who are expected to contribute to the Company's future growth and success. The Plan is intended to benefit the Company and its shareholders by encouraging employees and other participants to remain employees of, or otherwise be involved with, the Company, to own stock, and to share in the long-term success of the Company to which they contribute. If the proposed amendment to the Plan is not approved by shareholders, the amendment will not become effective.

     The Plan was originally approved by shareholders at the 1993 Annual Meeting and was amended by shareholders at each of the 1996 Annual Meeting and the 1998 Annual Meeting, each time to increase the maximum number of shares issuable under the Plan (the "Plan Amendments"). The Plan was amended and restated by the Board of Directors in 1999. The Plan and Plan Amendments were submitted to shareholders so that incentive stock options granted under the Plan would be afforded favorable federal tax treatment, as described below under "Summary of Material Terms." The proposed amendment to the Plan is being submitted to the shareholders in order that participants under the Plan will be able to continue to avail themselves of favorable federal tax treatment and so that stock options granted under the Plan may qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan also is being submitted to shareholders because under the terms of the Plan, a material increase in the maximum number of shares which may be issued under the Plan requires shareholder approval, as well as approval by the Board of Directors.

     As of February 25, 2000, the market price of the Company's Common Stock was $15.625 per share, based on the last reported transaction price on such date for the Common Stock as listed for trading on the Nasdaq National Market System.

SUMMARY OF MATERIAL TERMS

     The following description of the Plan is a summary of the material terms and provisions of the Plan, is not intended to be a complete description, and is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan may be obtained without charge upon written request made by a shareholder to Don T. Seaquist, Vice President Finance and Administration and Corporate Secretary, Embrex, Inc., Post Office Box 13989, Research Triangle Park, North Carolina 27709.

     GENERAL INFORMATION. The Plan authorizes the Company to grant either "incentive stock options" within the meaning of Section 422 of the Code, or nonstatutory stock options. The Plan may be used to grant incentive stock options to employees and nonstatutory stock options to employees, officers, directors, consultants or other parties who have made significant contributions to the Company. The Plan also authorizes the Company to award bonus compensation in the form of stock awards payable in shares of Common Stock of the Company to employees, officers, directors or consultants of the Company. Without the proposed amendment, the aggregate number of shares of Common Stock which may be issued under the Plan may not exceed 1,900,000. The proposed amendment to the Plan would increase such aggregate number of shares to 2,600,000.

     ADMINISTRATION OF PLAN. The Plan is administered by a committee appointed by the Board of Directors, which must consist of two or more directors who are "outside directors" within the meaning of Section 162(m) of the Code or "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Presently, the Compensation Committee of the Board serves as the committee under the Plan. In general, the Compensation Committee has broad discretionary authority regarding the Plan, including the authority to determine which options shall constitute incentive stock options and which options shall constitute nonstatutory stock options, which persons shall be granted options and stock awards and the amount of such options and stock awards, to determine and construe the terms and provisions of the agreements and other documents by which options and stock awards are granted and accepted, and to make all other determinations that the Compensation Committee shall deem necessary or desirable for the administration of the Plan.

     ELIGIBILITY. Those persons eligible to receive incentive stock options under the Plan are certain employees of the Company whom the Compensation Committee may select from time to time in order to fulfill the purpose of the Plan as described above. Those persons eligible to receive nonstatutory stock options under the Plan are certain employees, officers, directors and consultants of the Company, or other parties who have made a significant contribution to the business and success of the Company, as may be selected from time to time by the Compensation Committee or the Board of Directors. Those persons eligible to receive stock awards under the Plan are certain employees, officers, directors and consultants of the Company, as the Board of Directors or the Compensation Committee, in its sole discretion, shall determine from time to time. As of February 25, 2000, there were 137 employees, officers and directors of the Company eligible to receive stock options under the Plan. The granting of stock options is conditioned on the execution by the recipient of an option agreement which shall contain terms and conditions consistent with the Plan as determined by the Compensation Committee or the Board of Directors from time to time. The Company does not receive any payment or other consideration at the time of the granting of the options.

     ANNUAL LIMITATIONS. No participant may be granted options to purchase more than 300,000 shares of Common Stock during any fiscal year of the Company. However, a participant may be granted options to purchase up to 300,000 additional shares of Common Stock in connection with his or her initial service to the Company that will not count against the 300,000 share annual limitation.

     TERMS AND EXERCISE OF INCENTIVE STOCK OPTIONS. The prices at which shares of Common Stock under the incentive stock options may be purchased are determined in the discretion of the Board of Directors or Compensation Committee, but option exercise prices must be no less than the fair market value of the underlying Common Stock at the time of the grant (110% of the fair market value for 10% or greater shareholders). For all incentive stock options issued after April 30, 1998, a person may, at his or her discretion and to the extent permitted by the Board of Directors or the Compensation Committee, elect to pay the purchase price of the shares, (i) in cash, (ii) in Common Stock of the Company (valued at the fair market value thereof on the date of exercise) through the surrender of previously held shares of Common Stock of the Company (by delivery of stock certificates in negotiable form), (iii) by a combination of cash and Common Stock of the Company or (iv) with any other consideration (including payment in accordance with a cashless exercise program under which, if so instructed by a participant, shares of Common Stock of the Company may be issued directly to the participant's broker or dealer upon receipt of the purchase price in cash from the broker or dealer). The Board of Directors or Compensation Committee in its discretion shall determine the term of each incentive stock option, but incentive stock options may not be exercised later than 10 years from the date of grant (5 years for 10% or greater shareholders). Each incentive stock option granted under the Plan is exercisable either in full or installments as set forth in the agreement evidencing the option.

     Incentive stock options are not transferable otherwise than by will or the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee. Generally, incentive stock options granted under the Plan must be exercised within three months after termination of the optionee's employment (for reasons other than cause, disability or death), within one year after the optionee's death or disability, or within 10 years after the date of the option grant. If the optionee's employment is terminated by the Company for cause, the right to exercise the option terminates immediately. The holder of an incentive stock option shall have no rights as a shareholder with respect to the shares of Common Stock covered by the option until the date of issuance of a stock certificate upon the due exercise of the option.

     FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS. Incentive stock options issued under the Plan are intended to qualify for favorable tax treatment under the Code. Under the rules governing such options, an employee will not recognize income, and the Company will not be entitled to any deduction, upon the grant of an option to the employee. In addition, the employee will not recognize income, and the Company will not be entitled to any deduction, when the option is exercised, provided the employee was an employee of the Company at all times during the period from the grant of the option until the date three months before its exercise. The employee will recognize gain or loss upon a sale or other disposition of the stock received in exercise of the option. If the disposition occurs more than two years from the date the option was granted and one year from the date the option was exercised, the amount of gain or loss recognized will equal the difference between the amount realized on the disposition of the stock and the option price the employee paid for the stock, and the entire gain will be treated as capital gain. If the disposition occurs before the end of these holding periods, the employee will recognize ordinary income equal to the difference between the fair market value of the stock on the date the option was exercised and the option price paid for the stock. The employee will also recognize capital gain or loss equal to the difference between the amount realized on the disposition of the stock and the sum of the option price the employee paid for the stock and the amount of income, if any, the employee recognized as a result of the disposition. In such a case, the Company will be entitled to a deduction equal to the amount treated as income to the employee.

     TERMS AND EXERCISE OF NONSTATUTORY STOCK OPTIONS. The prices at which shares of Common Stock under the nonstatutory stock options may be purchased are determined in the discretion of the Board of Directors or Compensation Committee, but option exercise prices must be no less than the fair market value of the underlying Common Stock at the time of the grant. For all nonstatutory stock options, a person may, at his or her discretion and to the extent permitted by the Board of Directors or the Compensation Committee, elect to pay the purchase price of the shares, (i) in cash, (ii) in Common Stock of the Company (valued at the fair market value thereof on the date of exercise) through the surrender of previously held shares of Common Stock of the Company (by delivery of stock certificates in negotiable form), (iii) by a combination of cash and Common Stock of the Company or (iv) with any other consideration (including payment in accordance with a cashless exercise program under which, if so instructed by a participant, shares of Common Stock of the Company may be issued directly to the participant's broker or dealer upon receipt of the purchase price in cash from the broker or dealer). The Compensation Committee, in its discretion, shall determine the term of each nonstatutory stock option, but such options may not be exercisable more than 10 years from the date of grant. Each nonstatutory stock option granted under the Plan is exercisable either in full or installments as set forth in the agreement evidencing the option.

     Except as determined otherwise by the Compensation Committee, nonstatutory stock options are not transferable otherwise than by will or the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee. Generally, nonstatutory stock options granted under the Plan must be exercised within three months after termination of the optionee's employment (for reasons other than cause, disability or death), within one year after the optionee's death or disability, or within 10 years after the date of the option grant. If the optionee's employment is terminated by the Company for cause, the right to exercise the option terminates immediately.

     The Plan provides that each non-officer director, upon the director's initial election to the Board of Directors, shall receive a nonstatutory option to purchase 2,500 shares of Common Stock, and annually thereafter shall receive a nonstatutory option to purchase 5,000 shares of Common Stock. If a director is not qualified for an award under the above schedule because the director was not still a director at the time of the annual grant, the Compensation Committee, in its discretion, may determine whether or not an option will be awarded.

     FEDERAL INCOME TAX CONSEQUENCES OF NONSTATUTORY STOCK OPTIONS. Under the Code, an individual granted a nonstatutory stock option realizes no taxable income upon receipt of the option, provided the option does not have readily ascertainable fair market value at the date of grant. The employee will recognize ordinary taxable income upon the exercise of the option equal to the excess of the fair market value of the stock acquired at the time of the exercise of the option over the option price paid. The Company generally will be entitled to a corresponding deduction equal to the same amount. The deduction will be allowed in the Company's taxable year which includes the last day of the optionee's taxable year in which the option is exercised. An optionee's tax basis in shares acquired upon the exercise of the option will be the fair market value of such shares on the date the option is exercised. Upon any sale of shares acquired upon exercise of a nonstatutory stock option, the optionee's gain or loss will equal the difference between the amount realized on the sale and such tax basis.

     STOCK AWARDS. The Board of Directors or the Compensation Committee, in its sole discretion, may determine the eligibility, the number of shares covered by stock awards, and all other terms and conditions of stock awards, which do not need to be identical for all stock awards. The Company may grant stock awards either alone or in addition to cash awards or options granted under the Plan.

     AMENDMENT AND TERMINATION. The Board of Directors may from time to time modify or amend the Plan in any respect, except that without the approval of the shareholders of the Company, the Board may not materially increase the benefits accruing to individuals who participate in the Plan, materially increase the maximum number of shares which may be issued under the Plan (except for permissible adjustments provided in the Plan), or materially modify the requirements as to eligibility for participation in the Plan. The modification or amendment of the Plan shall not, without the consent of the participant, affect his rights under an option or stock award previously granted to him, provided that with respect to incentive stock options, the Board of Directors shall have the right to amend or modify the Plan and any outstanding options granted under the Plan to the extent necessary to qualify such options for favorable income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code. The Plan terminates upon the earlier of the tenth anniversary of the date of its adoption by the Board of Directors or the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options and stock awards granted under the Plan.

REQUIRED VOTE

     Under North Carolina law and the Company's Bylaws, assuming the presence of a quorum, this amendment to the Plan will be approved if the votes cast in favor of the amendment exceed the votes cast against the amendment. Thus, approval of this amendment requires approval by the affirmative vote, either in person or by proxy, of at least a majority of all shares of the Company's Common Stock voted at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the votes entitled to be cast at such meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, under North Carolina corporate law, abstentions and broker non-votes will not be treated as votes cast against a proposal in determining whether shareholders have approved a proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE PLAN.

            PROPOSAL 3: AMENDMENT TO AMENDED AND RESTATED EMPLOYEE
                               STOCK PURCHASE PLAN

GENERAL

     On November 18, 1999, the Board of Directors of the Company approved, subject to shareholder approval, an amendment to the Company's Amended and Restated Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock that may be purchased under the Purchase Plan. The Board of Directors recommends that the shareholders approve the proposed amendment to the Purchase Plan, which increases the maximum number of shares of Common Stock that may be purchased under the Purchase Plan from 100,000 to 200,000, including the number of shares issued under the Non-U.S. Employee Stock Purchase Plan of the Company (the "Non-U.S. Purchase Plan"), as discussed below. The proposed amendment would not change any other terms of the Purchase Plan.

REASONS FOR APPROVAL

     The Board of Directors desires to amend the Purchase Plan in order to ensure the availability of an adequate number of shares of Common Stock to allow the Purchase Plan to continue. As of February 25, 2000, 92,284 shares have been purchased under the Purchase Plan. The Purchase Plan is designed to secure for the Company and its shareholders the benefits arising from capital stock ownership by employees of the Company and other participants who are expected to contribute to the Company's future growth and success. The Purchase Plan is intended to benefit the Company and its shareholders by encouraging employees to remain employees of the Company, to own stock, and to share in the long-term success of the Company to which they contribute. The Purchase Plan also is intended to provide the employees of the Company with an opportunity to share in the ownership of the Company by providing them a convenient means for regular and systematic savings for purchase of the Company's Common Stock and, thus, to develop a stronger incentive to work for the continued success of the Company. If the proposed amendment to the Purchase Plan is not approved by shareholders, the amendment will not become effective.

     The Purchase Plan was originally approved by shareholders at the 1993 Annual Meeting and was amended and restated by the Board of Directors in 1996. In 1998, the Board of Directors extended the term of the Purchase Plan to May 30, 2003. The Purchase Plan was submitted to shareholders so that the stock purchases under the Purchase Plan would be afforded favorable federal tax treatment, as described below under "Summary of Material Terms." The proposed amendment to the Purchase Plan is being submitted to the shareholders in order that participants under the Purchase Plan will be able to continue to avail themselves of favorable federal tax treatment. The Purchase Plan also is being submitted to shareholders because under the terms of the Purchase Plan, an increase in the maximum number of shares which may be purchased under the Purchase Plan requires shareholder approval, as well as approval by the Board of Directors.

     As of February 25, 2000, the market price of the Company's Common Stock was $15.625 per share, based on the last reported transaction price on such date for the Common Stock as listed for trading on the Nasdaq National Market System.

SUMMARY OF MATERIAL TERMS

     The following description of the Purchase Plan is a summary of the material terms and provisions of the Purchase Plan, is not intended to be a complete description, and is qualified in its entirety by reference to the full text of the Purchase Plan. A copy of the Purchase Plan may be obtained without charge upon written request made by a shareholder to Don T. Seaquist, Vice President Finance and Administration and Corporate Secretary, Embrex, Inc., Post Office Box 13989, Research Triangle Park, North Carolina 27709.

     GENERAL INFORMATION. The Purchase Plan was effective as of June 1, 1993. Without the proposed amendment, the aggregate number of shares which may be purchased under the Purchase Plan may not exceed 100,000 shares. The proposed amendment to the Purchase Plan would increase such aggregate number of shares to 200,000.

     ADMINISTRATION OF PURCHASE PLAN. The Purchase Plan is administered by a committee consisting of three or more persons who may, but need not be, directors of the Company. Presently, the Compensation Committee of the Board serves as the committee under the Purchase Plan. The Compensation Committee has full authority to administer the Purchase Plan, including authority to interpret and construe any provision of the Purchase Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Purchase Plan as it may deem appropriate. The shares of Common Stock to be issued and sold under the Purchase Plan shall be authorized but unissued shares of Common Stock.

     ELIGIBILITY. All employees of the Company or a subsidiary designated by the Compensation Committee whose customary employment is at least 20 hours per week for more than five months in a calendar year, and who have been employed by the Company for more than three months are eligible to participate. As of February 25, 2000, there were 120 employees of the Company eligible to participate in the Purchase Plan. All eligible employees may elect to participate in the Purchase Plan by filing with the Company a form provided by the Company authorizing regular payroll deductions from the gross cash compensation paid by the Company but excluding all bonus payments, expense allowances and compensation payable in a form other than cash (the "Current Compensation"). Participation and payroll deductions begin on the employee's date of enrollment in the Purchase Plan and continues until the employee withdraws from the Purchase Plan or otherwise ceases to be eligible to participate. The enrollment date for employees who file an election within 30 days of the date upon which they become eligible to participate will be the first day of the next succeeding pay period following their election, and the enrollment date for all others will be the next succeeding July 1 following their election. No employee will be granted any right to purchase under the Purchase Plan if such employee would own, directly or indirectly, Common Stock possessing five percent or more of the total combined voting power or value of all classes of the Company's capital stock. The rules of Section 424(d) of the Code will be applied to determine an individual's stock ownership, and stock which may be purchased by an employee under outstanding options is treated as stock owned by such employee. Participation in the Purchase Plan on the part of the employee is voluntary and such participation is not a condition of employment, nor does participation in the Purchase Plan entitle an employee to be retained as an employee.

     PAYROLL DEDUCTIONS AND STOCK PURCHASE ACCOUNTS. An eligible employee may elect payroll deductions of any whole percentage from one percent through twenty percent of Current Compensation for each pay period. The employee may reduce future payroll deductions by filing with the Company a form provided by the Company for such purpose. The payroll deductions will be credited to an account maintained in the books and records of the Company recording the amount received from each employee through payroll deductions made under the Purchase Plan. No interest will be paid upon payroll deductions or any amount credited to, or on deposit in, an employee's stock purchase account. The stock purchase account is established solely for accounting purposes, and all amounts credited to the stock purchase account remain part of the general assets of the Company. An employee may not make payments into his stock purchase account other than by payroll deductions pursuant to the Purchase Plan.

     Each employee will have the right to purchase at any time any number of whole shares of Common Stock that can be purchased with the balance in the employee stock purchase account, provided, that no more than 5,000 shares of Common Stock may be purchased under the Purchase Plan by any one employee for a given purchase period, defined in the Purchase Plan as beginning for new participants on the new participant's enrollment date and ending on the next succeeding June 30, and thereafter the one year period beginning on July 1 of each year and ending on June 30 of the next succeeding year (the "Purchase Period"). No more than $25,000 of Common Stock at the fair market value may be purchased under the Purchase Plan by any one employee for each calendar year. No less than 10 whole shares may be purchased upon exercise of the right to purchase, and each eligible employee may exercise the right to purchase no more than four times during any Purchase Period. The purchase price will be established by the Compensation Committee at least 30 days prior to the beginning of each Purchase Period but will be no less than the lesser of 85% of the fair market value of the Common Stock on the first business day of the Purchase Period or 85% of the fair market value of the Common Stock on the date of exercise of the right to purchase by the employee.

     Any amount remaining in an employee stock purchase account after the last business day of a Purchase Period will be paid to the employee in cash within 30 days after the end of the Purchase Period.

     WITHDRAWAL. An employee may, at any time, withdraw from the Purchase Plan and cease making payroll deductions by filing with the Company a form provided for this purpose. Upon withdrawal, the entire credit balance in the employee stock purchase account will be paid to the employee in cash within 30 days. Participation in the Purchase Plan also will cease on the date the employee ceases to be an eligible employee for any reason, and the entire credit balance in the stock purchase account will be paid to the employee or the employee's estate or designated beneficiary, as applicable, within 30 days.

     FEDERAL INCOME TAX CONSEQUENCES. The Purchase Plan is intended to comply with the requirements governing employee stock purchase plans set forth in the Code. Certain favorable tax consequences are afforded to purchasers of stock pursuant to an employee stock purchase plan meeting those requirements. If a participant acquires stock under such a plan and holds it for a period of more than two years from the date the option is granted and more than one year from the date the option is exercised, the participant will not realize any ordinary income on exercise but will realize ordinary income upon disposition of such stock to the extent of the lesser of (1) the excess market value of such stock at the time the option was granted over its option price and (2) the excess of the fair market value of such stock at the time of disposition over its option price, and the participant would report any additional gain as capital gain. Neither the grant of an option under an employee stock purchase plan meeting the requirements in the Code nor the exercise of such an option has tax consequences to the Company. If a participant disposes of stock acquired pursuant to such an option within two years from the date the option is granted or one year from the date the option is exercised, the participant must report as ordinary income the difference between the option price and the fair market value of the stock at the time the option was exercised, and the Company may take an income tax deduction in that amount.

     AMENDMENT AND TERMINATION. The Board of Directors may, at any time, amend or terminate the Purchase Plan, except that no amendment will be made without the prior approval of the shareholders which would (i) authorize an increase in the number of shares of Common Stock which may be purchased under the Purchase Plan except as provided in the Purchase Plan, (ii) permit the issuance of Common Stock for payment therefor in full, (iii) increase the rate of payroll deductions above 20% of Current Compensation, or (iv) reduce the price per share at which the Common Stock may be purchased. The Purchase Plan will terminate automatically on May 30, 2003, unless extended by the Board of Directors.

NON-U.S. EMPLOYEES

     On July 1, 1998, the Board of Directors of the Company adopted the Non-U.S. Purchase Plan for employees of the Company's non-U.S. subsidiaries who are not subject to taxation under U.S. tax laws. The terms of the Non-U.S. Purchase Plan correspond to those of the Purchase Plan, except as required to comply with local tax and other applicable law. The maximum number of shares that may be issued under the Non-U.S. Purchase Plan is 100,000. However, shares issued under the Non-U.S. Purchase Plan decrease the number of shares that may be issued under the Purchase Plan by a corresponding amount. Consequently, upon approval of the amendment to increase the number of shares reserved for issuance under the Purchase Plan to 200,000, the maximum number of shares that may be issued under both Purchase Plans together shall not exceed 200,000.

     The eligibility requirements under the Non-U.S. Purchase Plan differ from those described in the Purchase Plan. Under the Non-U.S. Purchase Plan, all employees of a non-U.S. subsidiary designated by the Compensation Committee who have been employed by such subsidiary for more than three months are eligible to participate. As of February 25, 2000, there were 24 employees eligible to participate in the Non-U.S. Purchase Plan. Also, because the Non-U.S. Purchase Plan only applies to employees of non-U.S. subsidiaries, the federal income tax consequences described above are inapplicable to the Non-U.S. Purchase Plan.

REQUIRED VOTE

     Under North Carolina law and the Company's Bylaws, assuming the presence of a quorum, this amendment to the Purchase Plan will be approved if the votes cast in favor of the amendment exceed the votes cast against the amendment. Thus, approval of this amendment requires approval by the affirmative vote, either in person or by proxy, of at least a majority of all shares of the Company's Common Stock voted at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the votes entitled to be cast at such meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, under North Carolina corporate law, abstentions and broker non-votes will not be treated as votes cast against a proposal in determining whether shareholders have approved a proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE PURCHASE PLAN.

       PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Ernst & Young LLP has served as the independent accounting firm of the Company since its inception. Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2000. Although the selection and appointment of independent accountants are not required to be submitted to a vote of the shareholders, the Board of Directors desires to obtain shareholder ratification of this appointment. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and will be afforded an opportunity to make a statement.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR FISCAL YEAR 2000.

                                  MISCELLANEOUS

     Upon written request made by any shareholder to Don T. Seaquist, Vice President Finance and Administration and Corporate Secretary, Embrex, Inc., Post Office Box 13989, Research Triangle Park, North Carolina 27709, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, including the financial statements, will be provided without charge.

                       SUBMISSION OF SHAREHOLDER PROPOSALS
                             FOR 2001 ANNUAL MEETING

     Any proposals which shareholders intend to present for a vote of shareholders at the annual meeting of shareholders for the year 2001 and which such shareholders wish to have included in the Company's proxy statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before December 15, 2000. Proposals received after December 15, 2000 will not be considered for inclusion in the Company's proxy materials for its 2001 Annual Meeting.

     In addition, if a shareholder intends to present a matter for a vote at the annual meeting of shareholders for the year 2001, other than by submitting a proposal for inclusion in the Company's proxy statement for that meeting, the shareholder must give timely notice in accordance with the Company's Bylaws. To be timely, a shareholder's notice must be received by the Company not more than 90 days and not less than 50 days before the meeting. The Company's Bylaws provide that an annual meeting may be held in any month; the 2000 annual meeting will be held on May 18, 2000, and it is anticipated that the annual meeting for the year 2001 will be held on a similar schedule.

     Any shareholder proposal or notice described above must be in writing and sent to the Company by registered mail, return receipt requested, to the Company's executive offices at Post Office Box 13989, Research Triangle Park, North Carolina 27709, Attention: Corporate Secretary. Any such proposal or notice also will be subject to the requirements contained in the Company's Bylaws relating to shareholder proposals and any applicable requirements of the Securities Exchange Act of 1934, as amended.


                                  By Order of the Board of Directors


                                  /s/ Don T. Seaquist
                                  -------------------
                                  Don T. Seaquist
                                    Secretary

April 13, 2000

                                 EMBREX, INC.
PROXY
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 18, 2000
                      SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Randall L. Marcuson and Don T. Seaquist and each of them as attorney and proxy of the undersigned, each with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock in Embrex, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on Thursday, May 18, 2000, at 9:00 a.m., local time, and any adjournments of the meeting.

     WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY AND THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY AND SUCH SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH BELOW AND DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THE UNDERSIGNED FURTHER GIVES THE ABOVE-NAMED ATTORNEYS AND PROXIES THE DISCRETIONARY AUTHORITY TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OF THE MEETING. THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED BELOW.

1. Election of Board of Directors:
[ ] FOR all nominees listed below (except as marked to the contrary below).   [ ] WITHHOLD AUTHORITY to vote for all nominees listed
                                                                                  below.

C. Daniel Blackshear; Lester M. Crawford, DVM, Ph.D.; Peter J. Holzer; Randall
L. Marcuson; Kenneth N. May, Ph.D.; Arthur M. Pappas; Walter V. Smiley.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:


--------------------------------------------------------------------------------
2. Approve an amendment to the Company's Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan which would increase the maximum number of shares of Common Stock available for issuance pursuant to such
   Plan:

          [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

3. Approve an amendment to the Company's Amended and Restated Employee Stock Purchase Plan which would increase the maximum number of shares of Common Stock available for purchase pursuant to such Plan:
          [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

4. Ratify the action of the Board of Directors in appointing Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 2000:
          [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement for such meeting, and the Annual Report to Shareholders for 1999.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign.



                                            Dated: _______________________, 2000
                                                (Be sure to date proxy)



                                            __________________________________
                                            Signature and title, if applicable




                                            __________________________________
                                                   Signature if held jointly


When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by the President or other authorized officer. If a partnership or other non-corporate entity, please sign in the entity's name by an authorized person.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.